EXHIBIT 1

                             ROCHESTER FUND SERIES

    AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

This amendment to the Amended and Restated Agreement and Declaration of Trust of Rochester Fund Series (the "Restated Declaration of Trust") executed this 1st day of February, 1996.

WHEREAS, the Trustees established Rochester Fund Series (the "Trust"), a business trust currently with one series, The Bond Fund For Growth, under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under an Agreement and Declaration of Trust dated January 10, 1986 as filed with the Commonwealth of Massachusetts on January 21, 1986, as amended on March 31, 1986, December 29, 1989, January 25, 1990 and April 23, 1993; and

WHEREAS, the Restated Declaration of Trust dated January 26, 1995 was filed by the Trust with the Commonwealth of Massachusetts on February 8, 1995 as amended on November 7, 1995; and

WHEREAS, Section 7.3 of the Restated Declaration of Trust requires that amendments thereto be by an instrument in writing signed by an officer of the Trust pursuant to a majority vote of the Trustees and filed with the Commonwealth of Massachusetts; and

WHEREAS, the Trustees now desire to amend the Restated Delcaration of Trust and such amendment and filing thereof have been approved by a majority of the Trustees.

NOW, THEREFORE,

1. The Restated Declaration of Trust is hereby amended to revise the introductory paragraph, Section 1.1 entitled "Name" and Section 4.3 entitled "Establishment and Designation of Series" in order to change

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the names of the trust and the series established thereunder.

2. The first "Whereas" clause of the Restated Declaration of Trust is hereby amended to read as follows:

     "WHEREAS, the Trustees established Bond Fund Series (formerly known as Rochester Fund Series) (the "Trust"), a business trust currently with one series, Oppenheimer Bond Fund for Growth (formerly known as The Bond Fund for Growth) (the "Fund"), under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under an Agreement and Declaration of Trust (the "Declaration of Trust") dated January 10, 1986 as filed with the Commonwealth of Massachusetts on January 21, 1986, as amended pursuant to Amendments dated March 31, 1986, December 29, 1989, January 25, 1990, and April 23, 1993;"

3. Section 1.1 shall read as follows:

     "Section 1.1 Name. This Trust shall be known as Bond Fund Series and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine."

4. The first paragraph of Section 4.3 shall read as follows:

     "Section 4.3 Establishment and Designation of Series. Without limiting the authority of the Trustees set forth Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate one Series:
     Oppenheimer Bond Fund for Growth and any Shares of any further Series that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series at the time of establishing and designating the same) have the following relative rights and preferences:"

5. These revisions to the Restated Declaration of Trust shall become effective on March 8, 1996.

6. all other terms and conditions of the Restated Declaration of Trust shall remain the same.

     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be signed under penalties of perjury on the day and year first set forth above.


                                             Rochester Fund Series


                                             /S/ MICHAEL S. ROSEN
                                             ___________________________________
                                             Michael S. Rosen, Vice President


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